LAKE & ASSOCIATES, CPA’s LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the report on Form 10-K of Alchemical Capital Corp. (A Development Stage Company), of our report dated March 18, 2010 on our audit of the financial statements of Alchemical Capital Corp. (A Development Stage Company) as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ equity/(deficit), and cash flows for the years then ended, and for the period June 16, 2008 (inception) through December 31, 2009, and the reference to us under the caption “Experts.”

/s/Lake & Associates, CPA’s LLC
Lake & Associates, CPA’s LLC
Boca Raton, Florida

March 28, 2010